Exhibit 99.1

CONTACT:	Chad M. Utrup, CFO Commercial Vehicle Group, Inc. (614) 289-5360
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
FOURTH QUARTER 2006 RESULTS
NEW ALBANY, OHIO, February 8, 2007 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $218.8 million for the fourth quarter ended December 31, 2006, up 9.3 percent compared to $200.1 million in the prior-year quarter. Operating income for the fourth quarter was $17.8 million compared to $22.5 million last year. Net income for the quarter was $11.1 million, or $0.51 per diluted share, compared to $12.4 million, or $0.58 per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter were 21.7 million compared to 21.3 million in the prior-year quarter.
“As previously announced, while we are disappointed in our operating results for the quarter, we remain extremely positive on our approach and strategy for continued success,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group.
Revenues for the quarter compared to the prior-year period increased by $18.7 million, due primarily to the increase in the North American Class 8 heavy truck market. Operating income decreased by approximately $4.7 million from the prior year quarter primarily as a result of certain operational and one-time events during the quarter which were outlined and discussed in the Company’s press release dated January 15, 2007, and subsequent conference call on January 16, 2007. Net income decreased by approximately $1.3 million from the prior year quarter and was positively impacted by certain tax provision and rate adjustments made during the period.
The Company generated approximately $8.2 million of positive cash flow during the quarter and used approximately $9.0 million of cash for its acquisition of C.I.E.B. The net debt position at the end of the quarter was approximately $142.3 million.
The Company reported revenues of $918.8 million for the twelve-month period ended December 31, 2006, up 21.8 percent compared to $754.5 million in the prior-year period. Operating income for the twelve-month period was $97.5 million, an 8.9 percent increase, compared to $89.5 million last year. Net income for the twelve-month period was $58.1 million, or $2.69 per diluted share, compared to $49.4 million, or $2.51 per diluted share, in the prior twelve-month period. Fully diluted shares outstanding for the twelve-month period ended December 31, 2006 were 21.5 million compared to 19.7 million in the prior-year period.
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The Company maintains its previously disclosed 2007 full year estimates for revenues in the range of $742 million to $787 million, operating income in the range of $54 million to $71 million and fully diluted earnings per share in the range of $1.25 to $1.75 based upon 21.8 million diluted shares. These estimates are based upon North American Class 8 truck production levels in the range of 215 thousand to 250 thousand units.
A conference call to review fourth quarter results and preview the upcoming first quarter is scheduled for Thursday, February 8, 2007 at 10:00 a.m. ET. Interested participants may listen to the live conference call by dialing (706) 758-9607 and asking for the CVG fourth quarter 2006 earnings conference call. A recording of this call will be available until midnight, February 15, 2007 by dialing (706) 645-9291 and entering code 7568344.
To listen to a live Webcast of the conference call, go to Commercial Vehicle Group’s Website, www.cvgrp.com, click on “Investor Relations” and then the Webcast icon. The Webcast replay will be available from 12:00 p.m. ET, Thursday, February 8, 2007 until midnight, Thursday, February 15, 2007. Listening to the Webcast requires speakers and Windows Media Player. If you do not have Media Player, download the free software at www.windowsmedia.com.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, cabinetry, molded products and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release contains forward-looking statements about Company estimates for the remainder of the year with respect to revenues and earnings per share. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) CVG’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; (v) CVG’s failure to complete or successfully integrate additional strategic acquisitions; and (vi) various other risks as outlined in CVG’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. CVG undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to CVG or persons acting on behalf of CVG are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$218,778	$200,116	$918,751	$754,481

COST OF REVENUES	188,668	164,555	768,913	620,031

Gross Profit	30,110	35,561	149,838	134,450

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,257	12,967	51,950	44,564

AMORTIZATION EXPENSE	102	141	414	358

Operating Income	17,751	22,453	97,474	89,528

OTHER (INCOME)	(748)	(143)	(3,468)	(3,741)

INTEREST EXPENSE	3,508	3,735	14,829	13,195

LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	318	1,525

Income Before Income Taxes	14,991	18,861	85,795	78,549

PROVISION FOR INCOME TAXES	3,849	6,419	27,745	29,138

Net Income	$11,142	$12,442	$58,050	$49,411

BASIC EARNINGS PER SHARE	$0.52	$0.59	$2.74	$2.54

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	21,306	21,108	21,151	19,440

DILUTED EARNINGS PER SHARE	$0.51	$0.58	$2.69	$2.51

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	21,660	21,313	21,545	19,697

Reconciliation to Net Income:
Net Income	$11,142	$12,442	$58,050	$49,411
Depreciation & Amortization	3,817	3,138	14,983	12,064
Interest Expense	3,508	3,735	14,829	13,195
Provision for Income Taxes	3,849	6,419	27,745	29,138
Loss on early extinguishment of debt	—	—	318	1,525
Miscellaneous (Income)/Expense	(2)	155	(15)	52

Adjusted EBITDA (1)	$22,314	$25,889	$115,910	$105,385

Supplemental Information:
Noncash (gain) on forward exchange contracts	$(1,496)	$(298)	$(4,203)	$(3,793)
Nonrecurring provision for prior period debt service	750	—	750	—
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2006	2005
	(unaudited)	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,821	$40,641
Accounts receivable, net	123,471	114,116
Inventories, net	88,723	69,053
Prepaid expenses and other current assets	24,272	4,724
Deferred income taxes	8,819	12,571

Total current assets	265,106	241,105

PROPERTY, PLANT AND EQUIPMENT, net	90,388	80,415
GOODWILL	134,766	125,607
INTANGIBLE AND OTHER ASSETS, net	100,562	96,756

TOTAL ASSETS	$590,822	$543,883

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,158	$5,309
Accounts payable	86,610	73,709
Accrued liabilities	40,970	42,983

Total current liabilities	129,738	122,001

LONG-TERM DEBT, net of current maturities	159,956	185,700
OTHER LONG-TERM LIABILITIES	36,223	34,105

Total liabilities	325,917	341,806

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ INVESTMENT:
Common stock, $0.01 par value per share; 30,000,000 shares authorized; 21,368,831 and 21,145,954 shares issued and outstanding	214	211
Treasury stock purchased from employees; 5,836 shares	(115)	—
Additional paid-in capital	174,044	169,252
Retained earnings	92,007	33,957
Accumulated other comprehensive (loss)	(1,245)	(1,343)

Total stockholders’ investment	264,905	202,077

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$590,822	$543,883

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Footnotes to Press Release
(1)	Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on the early extinguishment of debt, miscellaneous income/expenses and cumulative effect of changes in accounting principle. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on the early extinguishment of debt, miscellaneous income/expenses and cumulative effect of changes in accounting principles because the Company’s management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA, in addition to the supplemental information, as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in conformity with GAAP.
The Company’s management uses Adjusted EBITDA, in addition to the supplemental information, as an integral part of its report and planning processes and as one of the primary measures to, among other things:
(i)	monitor and evaluate the performance of the Company’s business operations;

(ii)	facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations;

(iii)	facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
The Company’s management believes that Adjusted EBITDA, in addition to the supplemental information, is useful to investors as it provides them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. Additionally, the Company’s management believes that Adjusted EBITDA, in addition to the supplemental information, provides useful information to investors about the performance of the Company’s overall business because the measure eliminates the effects of certain recurring and other unusual or infrequent charges that are not directly attributable to the Company’s underlying operating performance. Additionally, the Company’s management believes that because it has historically provided a non-GAAP financial measure in previous filings, that continuing to include a non-GAAP measure in its filings provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with the supplemental information and GAAP financial measures, is a useful financial analysis tool, used by the Company’s management as described above, that can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income prepared in conformity with GAAP. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA, as well as the other information in this filing, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.
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